Exhibit 5.1

NELSON MULLINS RILEY & SCARBOROUGH LLP ATTORNEYS AND COUNSELORS AT LAW

1 McPherson Building 901 15th St NW | Suite 1200 Washington, DC 20005 T 202.712.2800 F 202.712.2860 nelsonmullins.com

May 1, 2026

Eagle Nuclear Energy Corp.

5470 Kietzke Lane, Suite 300

Reno, Nevada 89511

RE:	Registration Statement on Form S-8 in connection with the Eagle Nuclear Energy Corp. 2025 Equity Incentive Plan

Ladies and Gentlemen:

We have acted as counsel to Eagle Nuclear Energy Corp., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company on or about May 1, 2026 with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, related to the offering of up to an aggregate of 5,937,008 shares of the Company’s common stock (the “Common Stock”), par value $0.0001 per share (the “Shares”), consisting of (i) up to 4,437,008 shares of Common Stock, issuable under the Eagle Nuclear Energy Corp. 2025 Equity Incentive Plan (the “Plan”), and (ii) up to 1,500,000 shares of Common Stock (the “Earnout Shares”) reserved for future issuance under the Plan to be used solely and exclusively for the grant of Common Stock pursuant to the earnout provisions of the Amended and Restated Agreement and Plan of Merger, dated as of September 29, 2025 (as it may be amended, supplemented, or otherwise modified from time to time, the “Merger Agreement”), by and among Spring Valley Acquisition Corp. II, the Company, Spring Valley Merger Sub III, Inc., a wholly owned, direct subsidiary of the Company, Spring Valley Merger Sub II, Inc., a wholly owned, direct subsidiary of the Company, and Eagle Energy Metals Corp. This opinion letter is furnished pursuant to the requirement of Item 601(b)(5) of Regulation S-K promulgated by the SEC.

In reaching the opinions set forth herein, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company and such statutes, regulations and other instruments, certificates and records as we deem necessary or advisable for the purposes of this opinion letter, including, without limitation, the Plan, the Company’s Amended and Restated Articles of Incorporation, as amended, and Amended and Restated Bylaws and certain resolutions adopted by the Company’s board of directors.

As to any facts material to our opinions, we have made no independent investigation or verification of such facts and have relied, to the extent that we deem such reliance proper, on certificates and oral or written statements and other information of or from officers and representatives of the Company and public officials and on factual information included in the Company’s filings with the SEC. We have assumed the completeness and authenticity of all documents submitted to us as originals, the completeness and conformity to the originals of all documents submitted to us as copies thereof, the genuineness of all signatures, the legal capacity and mental competence of natural persons, and that all information contained in all documents reviewed by us is true, correct and complete. In addition, we have assumed that the Shares will be issued in accordance with the Plan (and, with respect to the Earnout Shares, the Merger Agreement), and that the Company will receive legal consideration for the issuance of the Shares (in an amount not less than the par value thereof).

On the basis of the foregoing, and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that the Shares that may be issued and sold from time to time in accordance with the Plan have been duly authorized and, when issued and delivered in accordance with the Plan (and, with respect to the Earnout Shares, the Merger Agreement), the Shares will be validly issued, fully paid and nonassessable.

California | Colorado | District of Columbia | Florida | Georgia | Illinois | Maryland | Massachusetts | Minnesota

New York | North Carolina | Ohio | Pennsylvania | South Carolina | Tennessee | Texas | Virginia | West Virginia

Eagle Nuclear Energy Corp.

May 1, 2026

This opinion letter is rendered as of the date hereof, and we assume no obligations to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention. We hereby consent to the filing of this opinion letter with the SEC as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC.

Our opinions are based upon and limited to Chapter 78 of the Nevada Revised Statutes, and no opinion is expressed as to the laws of any other jurisdiction. We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of any of the Shares.

Sincerely,

/s/ Nelson Mullins Riley & Scarborough LLP

Nelson Mullins Riley & Scarborough LLP